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                                                                    EXHIBIT 11.1

                              PHOTON DYNAMICS, INC

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



Primary and Fully Diluted Earnings Per Share
--------------------------------------------

                                                 THREE MONTHS ENDED
                                                     DECEMBER 31,
                                                 ---------------------
                                                  1996           1995
                                                 ------         ------

Net income....................................   $   52         $  563

Computation of weighted average
 common and common equivalent shares
 outstanding:
   Common stock...............................    6,955          5,664
   Options and warrants.......................      667            890
                                                 ------         ------
Total weighted average common and
 common equivalent shares outstanding.........    7,622          6,554
                                                 ------         ------
Net income per share..........................   $ 0.01         $ 0.09
                                                 ======         ======

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